Exhibit 3.3

BYLAWS

Of

CNB BANCORP, INC.

ARTICLE I.

Meetings of Shareholders

1.1 Places of Meetings. All meetings of the shareholders shall be held at such place, either within or without the Commonwealth of Virginia, as from time to time may be fixed by the Board of Directors.

1.2 Annual Meetings. The annual meeting of the shareholders of CNB Bancorp, Inc, (the Corporation) for the election of Directors and transaction of such other business as may come before the meeting, shall be held each year on such business day as shall be designated in a resolution of the Board of Directors. The failure to hold an annual meeting at the time stated in or fixed in accordance with these Bylaws does not affect the validity of any action taken by the Corporation

1.3 Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called at any time by the Board of Directors on its own motion or on the motion of the Chairman of the Board of Directors, the Chief Executive Officer, the President, or such other person or persons authorized to do so by law, and upon such call the Board of Directors shall fix the date of such special meeting. At a special meeting no business shall be transacted and no action shall be taken other than that stated in the notice of the meeting.

1.4 Notice of Meetings. Written notice stating the place, day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each shareholder of record entitled to vote at such meeting, at his address which appears on the stock transfer books of the Corporation except that notice of a shareholders’ meeting to act on an amendment of the Articles of Incorporation, a plan of merger or share exchange, a proposed sale of assets pursuant to § 13.1-724 of the Virginia Stock Corporation Act or the dissolution of the Corporation or Bank shall be given not less than twenty-five nor more than sixty days before the meeting date. Meetings may be held without notice if all the shareholders entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.

1.5 Quorum. Any number of shareholders together holding at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the shareholders present or represented by proxy without notice other than by announcement at the meeting until a quorum shall attend. Once a share is represented for any purpose at a meeting of shareholders, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is, or shall be, set for that adjourned meeting. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association, or Articles of Incorporation.

1.6 Voting. At any meeting of the shareholders each shareholder entitled to vote on any matter coming before the meeting shall, as to such matter, have one vote, in person or by proxy, for each share of capital stock standing in his or her name on the books of the Corporation on the date, not more than seventy days prior to such meeting, fixed by the Board of Directors, for the purpose of determining shareholders entitled to vote, as the date on which the stock transfer books of the Corporation are to be closed or as the record date. Every proxy shall be in writing, dated and signed by the shareholder entitled to vote or his duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes before or at the time of the meeting. No proxy shall be valid after eleven months from its date, unless otherwise expressly provided in the proxy. If a quorum is present at a meeting of the shareholders, action on a matter other than election of Directors shall be approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless a vote of a greater number is required by the Articles of Incorporation or by law. If a quorum is present at a meeting of the shareholders, Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in such election.

1.7 Inspectors. An appropriate number of inspectors for any meeting of shareholders may be appointed by the Chairman of such meeting. Inspectors so appointed will open and close the polls, will receive and take charge of proxies and ballots, and will decide all questions as to the qualifications of voters, validity of proxies and ballots, and the number of votes properly cast. After the election, they shall file with the Secretary a certificate signed by them, certifying the result thereof and the names of the Directors elected.

ARTICLE II.

Directors

2.1 General Powers—Board of Directors. The property, affairs and business of the Corporation shall be managed by the Board of Directors, a majority of which shall be citizens of Virginia, and, except as otherwise expressly provided by law, the Articles of Incorporation, or these Bylaws, all of the powers of the Corporation shall be vested in such Board. No Director of the Corporation shall at the same time serve as a director of any other financial institution unless expressly authorized to serve on the Board of another institution by the Corporation’s Board of Directors.

2.2 Number, Classification, Election, Removal, Vacancies. The Articles of Incorporation specify the number of Directors, divide the Directors into three (3) classes, establish the term of office for each class, specify procedures for removal of Directors, filling vacancies, and contain certain other provisions relating to the Board of Directors and Directors. The Articles of Incorporation govern with regard to all matters concerning the Board of Directors and the Directors that are addressed in the Articles. Section 2.8 of these Bylaws governs nominations of Directors.

2.3 Meetings of Directors. The Board of Directors shall hold periodic meetings, at which meeting a majority of the whole Board shall be necessary for the lawful transaction of business. Meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by the Board, or upon call of the Chairman of the Board, the Chief Executive Officer, or President, or at the request of three (3) of the Directors. The Secretary or officer performing the Secretary’s duties shall give not less than twenty-four hours’ notice by letter, email, telephone, or direct personal contact, of all meetings of the Board of Directors, provided that notice need not be given of the annual meeting or of other meetings which may be held immediately prior to, during, or after with meetings of the Bank’s Board of Directors. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting. Members of the Board of Directors or any committee designated thereby may participate in a meeting of the Board or such committee by any means of communication whereby all persons participating in the meeting can simultaneously hear each other, and participation by such means shall constitute presence in person at such meeting. A written record shall be made of any action taken at a meeting conducted by such means of communication.

The Corporation’s Board of Directors will meet as needed, and on call of the Chairman or other authorized Officer.

2.4 Quorum. A majority of the Director positions on the board shall constitute a quorum at any meeting, except when otherwise provided by law, or the Bylaws, but a lesser number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. If the number of directors is reduced below the number that would constitute a quorum, no business may be transacted, except selecting directors to fill vacancies in conformance with Section 2.8.

If a quorum is present, the Board of Directors may take action through the vote of a majority of the directors who are in attendance.

2.5 Actions by Board of Directors or Committee Without Meeting. Any action which may be taken at a meeting of the Board of Directors or of a committee of the Board may be taken without a meeting by a written consent setting forth the action, in one or more counterparts, signed either before or after the action by all of the Directors or all of the members of the committee, as the case may be, and delivered to the Secretary for inclusion in the Corporation’s minutes or filing with the Corporation’s records. Such action shall be effective when the last Director or committee member, as the case may be, signs the consent, unless the consent specifies a different effective date, in which event an action so taken shall be effective on the date specified therein. A signed consent has the effect of a meeting vote and may be described as such in any document.

2.6 Compensation. By resolution of the Board of Directors, Directors may be allowed a fee and expenses for attendance at all meetings, as well as discount and other privileges. Nothing herein shall preclude Directors from serving the Corporation in other capacities and receiving compensation for such other services.

2.7 Retirement Age of Directors; Directors Emeritus. Each Director shall retire from the Board of Directors upon attaining the age of 72, but may thereafter serve as Director Emeritus, which position shall be honorary and without voting rights; provided, however, the foregoing mandatory retirement provision shall not apply to Directors serving on April 29, 2003, the date Citizens National Bank opened for business. Further, the Board of Directors may waive this mandatory retirement provision with respect to any Director by a vote of a majority of the Board of Directors. During any such vote and any discussions preceding it, such Director shall not be present.

2.8 Nomination of Directors. Only persons (i) who are selected and recommended by the Board of Directors or the committee of the Board of Directors designated to make nominations, or who are nominated by shareholders in accordance with the procedures set forth in this Section 2.8 and (ii) who own beneficially at least 500 shares of the Corporation’s Common Stock, and who have voting rights for at least 5,000 shares (up to 4,500 shares of which may be by assigned voting rights), shall be eligible to serve as directors. If the required voting rights are by assignment, said assignment shall be in writing, notarized, and shall be valid until revoked by the assignor, and shall be delivered to the Corporation’s President within 30 days of election or appointment as a Director. If, at the date of election or appointment as a director, the director does not beneficially own 5,000 shares, the director agrees to acquire additional shares of the Company’s common stock so that such director then beneficially owns 5,000 shares over the next five (5) year period, provided said stock is reasonably available for acquisition.

Nominations, other than those made by or on behalf of the existing management of the Corporation shall be made in writing and shall be delivered or mailed to the President or Secretary of the Corporation not less than fourteen (14) days nor more than fifty(50) days prior to any meeting of shareholders called for the election of Directors, provided that, however, if less than twenty-one (21) days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President or secretary of the Corporation no later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed.

Nominations by shareholders shall be made by written notice (a “Nomination Notice”), which shall set forth the following information: (1) as to each individual nominated, (i) the name, date of birth, business address and residence address of such individual, (ii) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (iii) whether the nominee is or has ever been at any time a director, officer, or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (iv) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any Company registered as an investment company under the Investment Company Act of 1940, as amended, (v) whether such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state, or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee and (vi) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the Exchange Act had the nominee been nominated by the Board of Directors; and (2) as to the person submitting the Nomination Notice and any person acting in concert with such person, (i) the name and business address of such person, (ii) the name and address of such person as they appear on the Corporation’s books (if they so appear), (iii) the class and number of shares of the Corporation that are beneficially owned by such person, (iv) a representation that the shareholder (A) is a holder of record of common stock of the Corporation entitled to vote at the meeting at which directors will be elected and (B) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice and (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by the nominee, shall be filed with any Nomination Notice.

If the presiding officer at any shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by these Bylaws, he shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE III.

Committees

3.1 Executive Committee. The Board of Directors of the Corporation, by resolution adopted by a majority of the number of Directors then in office, may elect an Executive Committee which shall consist of not less than five (5) Directors, including the Chairman and the Chief Executive Officer. When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, by the Articles of Incorporation, or by these Bylaws, provided that the Executive Committee shall not have power to approve an amendment to the Articles of Incorporation, or a plan of merger or consolidation, a plan of exchange under which the Corporation or Bank would be acquired, the sale, lease or exchange, or the mortgage or pledge for a consideration other than money, of all, or substantially all, the property and assets of the Corporation otherwise than in the usual and regular course of its business, the voluntary dissolution of the Corporation or Bank, or revocation of voluntary dissolution proceedings, or to take any action prohibited by express resolution of the Board of Directors. The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action which the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.

3.2 Other Committees. The Board of Directors, by resolution duly adopted, may establish such other standing or special committees of the Board as it may deem advisable, and the members, terms and authority of such committees shall be as set forth in the committee Charter and/or the resolutions establishing the committee.

3.3 Term of Office. Members of any committee shall hold office until their successors are elected by the Board of Directors or until such committee is dissolved by the Board of Directors.

3.4 Resignation and Removal. Any member of a committee may resign at any time by giving written notice of his intention to do so to the President or the Secretary of the Corporation, or may be removed, with or without cause, at any time by such vote of the Board of Directors as would suffice for his election.

3.5 Vacancies. Any vacancy occurring in a Committee resulting from any cause whatever may be filled by the Board of Directors.

ARTICLE IV.

Officers

4.1 Election of Officers; Terms. The officers of the Corporation shall consist of a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, a Cashier or Treasurer, and at the option of the Board of Directors, one or more Senior Vice Presidents (sometimes collectively referred to as the “Executive Officers”). Other officers, including one or more Vice Presidents beneath the level of Senior Vice President, and assistant and subordinate officers (sometimes collectively referred to as the “Non-Executive Officers”), may from time to time be elected by the Board of Directors, and they shall hold office for such terms as the Board of Directors may prescribe. In addition, the Chief Executive Officer shall have the authority to appoint Non-Executive Officers. All officers shall hold office until the next annual meeting of the Board of Directors and until their successors are elected. Any two or more offices may be held by the same person. No officer of the Corporation shall at the same time serve as an officer of any other financial institution unless expressly authorized to do so by the Board of Directors, except for other financial institutions within CNB Bancorp, Inc.

4.2 Removal of Officers; Vacancies. Any Executive or Non-Executive Officer may be removed summarily with or without cause, at any time, by the Board of Directors. In addition, the Chief Executive Officer may remove any Non-Executive Officer summarily with or without cause, at any time. Vacancies may be filled by the Board of Directors, or by the Chief Executive Officer with regard to any Non-Executive Officer.

4.3 Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board may see fit.

4.4 Duties of the Chief Executive Officer. The Chief Executive Officer, in addition to any other duties assigned by the Board of Directors, is responsible for management of all aspects of the Corporation to ensure optimum profits within the best interests of the shareholders, customers, employees, and the community, and consistent also with the Safety and Soundness of the Corporation, and compliance with all applicable Laws and Regulations. In conjunction with the Board of Directors, the CEO has responsibility for the formation and maintenance of capital, capital expenditures, acquisition and/or disposition of assets, the declaration of dividends, and the formulation and maintenance of policy. Except as otherwise provided in these Bylaws and /or committee charters, or in the resolutions establishing such committees, he or she shall be ex-officio a member of all committees of the Board.

4.5 Duties of the President. The President is responsible to the Chief Executive Officer of the Corporation, and shall be primarily responsible for all aspects of the Corporation’s operations to ensure optimum profits within the best interests of the shareholders, customers, employees, and the community, and consistent also with the Safety and Soundness of the Corporation, and compliance with all laws and regulations. He or she shall have general management and direction of the business and operations of the Corporation and its several divisions, in concert with and subject to the CEO. The President may sign and execute in the name of the Corporation stock certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or as otherwise required by law. In addition, he or she shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him or her by the Board of Directors and/or CEO.

4.6 Duties of the Chairman of the Board. The Chairman of the Board shall preside at all Board of Directors’ meetings and shall have such powers and duties as may from time to time be assigned by the Board of Directors.

4.7 Duties of the Vice Presidents. Each Vice President, including Executive and Senior Vice Presidents, if any, shall have such powers and duties as may from time to time be assigned by the President or the Board of Directors. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except where the signing and execution of such documents shall be expressly delegated by the Board of Directors, the Chief Executive Officer, or the President to some other officer or agent of the Corporation or as otherwise required by law.

4.8 Duties of the Cashier or Treasurer. The Cashier or Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit all monies and securities of the Corporation in such banks and depositories as shall be designated by the Board of Directors. He or she shall be responsible (i) for maintaining adequate financial accounts and records in accordance with generally accepted accounting practices; (ii) for the preparation of appropriate operating budgets and financial statements; (iii) for the preparation and filing of all tax returns required by law; and (iv) for the performance of all duties incident to the office of Cashier or Treasurer, and such other duties as from time to time may be assigned by the Board of Directors or the President. The Treasurer may sign and execute in the name of the Corporation stock certificates, deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or as otherwise required by law.

4.9 Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Directors and shareholders of the Corporation and Bank. When requested, he or she shall also act as secretary of the meetings of the committees of the Board. He or she shall keep and preserve the minutes of all such meetings in permanent books; shall see that all notices required to be given by the Corporation are duly given and served; shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed to all stock certificates of the Corporation and to all documents the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with law or the provisions of these Bylaws; shall have authority to sign and execute Stock Certificates on behalf of the Corporation; shall have custody of all deeds, leases, contracts and other important documents related to the conduct of the Corporation’s business; shall have charge of the books, records and papers of the Corporation relating to its organization and management as a corporation; shall see that all reports, statements and other documents required by law (except tax returns) are properly filed; and shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned by the Board of Directors or the President.

4.10 Other Officers. The Board of Directors may appoint one or more assistant vice presidents, one or more trust officers, one or more assistant secretaries, one or more managers and assistant managers of branches, and other officers and attorneys in fact as from time to time may appear to the Board of Directors to be required or desirable to transact the business of the Corporation. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board of Directors, the Chief Executive Officer, or the President. The Board of Directors may authorize an officer to appoint one or more officers or assistant officers.

4.11 Compensation. The Board of Directors shall have authority to fix the compensation of all officers of the Corporation, with the affected officer not voting, and to enter into such contracts of employment with such officers as the Board of Directors may deem appropriate. In addition, the Chief Executive Officer, in consultation with the President, shall have the authority to fix the compensation of Non-Executive Officers, and to enter into contracts of employment with Non-Executive Officers.

ARTICLE V.

Capital Stock

5.1 Stock. The Corporation owns all (100%) of the Capital Stock of the Bank, while the Capital Stock of the Corporation is publicly held.

5.2 Subscriptions to Stock. Subscriptions to the capital stock of the Corporation shall be paid in money at not less than the par value of the stock.

5.3 Certificates. The shares of capital stock of the Corporation may be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law. Transfer agents and/or registrars for the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing such stock. If any officer whose signature, or facsimile thereof, has been used on a stock certificate shall for any reason cease to be an officer of the Corporation, and such certificate shall not then have been delivered by the Corporation, the Board of Directors may nevertheless adopt such certificate and it may then be issued and delivered as though such person had not ceased to be an officer of the Corporation.

5.4 Lost, Destroyed and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion cause one or more new certificates for the same number of shares in the aggregate to be issued to such shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

5.5 Transfer of Stock. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by their attorney on surrender of the Certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. The Corporation will recognize, however, the exclusive right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

5.6 Closing of Transfer Books and Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, seventy days. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notices of the meeting are mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

ARTICLE VI.

Corporate Records

6.1 Minutes of Meetings and Records of Actions Taken Without Meetings. The Corporation shall keep as permanent records minutes of all meetings of its shareholders and Board of Directors, of all actions taken by the shareholders or Board of Directors without a meeting, and of all actions taken by a Committee of the Board of Directors.

6.2 Accounting Records. The Corporation shall maintain appropriate accounting records.

6.3 List of Shareholders. The Corporation or its agent shall maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order of shares showing the number of shares held by each.

6.4 Form of Records. The Corporation shall maintain their records in written form or in another form capable of conversion into written form within a reasonable time.

6.5 Specific Records Which Corporation and Bank Must Keep. The Corporation shall keep a copy of the following records:

(a)	The Articles or restated Articles of Incorporation and all amendments to them currently in effect for the Corporation.

(b)	The Bylaws or restated Bylaws and all amendments to them currently in effect;

(c)	Any resolutions adopted by the Board of Directors creating one or more classes or series of shares, and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding;

(d)	The minutes of all shareholders’ meetings, and records of all action taken by the shareholders without a meeting, for the past three years;

(e)	All written communications to shareholders generally within the past three years;

(f)	A list of the names and business addresses of the Corporation’s current directors and officers; and

(g)	The Corporation’s most recent annual report delivered to the State Corporation Commission.

ARTICLE VII.

Miscellaneous Provisions

7.1 Seal. The seal of the Corporation shall consist of flat-faced circular dies, of which there may be any number of counterparts, on which there shall be engraved the word “Seal” and the name of the Corporation.

7.2 Fiscal Year. The fiscal year of the Corporation shall end on such date and shall consist of such accounting periods as may be fixed by the Board of Directors. The fiscal year of the Bank shall coincide with the Calendar Year.

7.3 Checks, Notes and Drafts. Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

7.4 Amendment of Bylaws. Unless proscribed by the Articles of Incorporation, or by law, these Bylaws may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the Directors then in office. Shareholders entitled to vote in respect to the election of Directors, however, shall have the power to rescind, alter, amend or repeal any Bylaws and to enact Bylaws which, if expressly so provided, may not be amended, altered or repealed by the Board of Directors.

7.5 Voting of Stock Held. Unless otherwise provided by resolution of the Board of Directors or of the Executive Committee, the Chief Executive Officer or President may from time to time appoint an attorney or attorneys or agent or agents of this Corporation, in the name and on behalf of this Corporation, to cast the vote which this Corporation may be entitled to cast as a stockholder or otherwise in any other corporation, any of whose stock or securities may be held by this Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any such other corporation; and the Chief Executive Officer or President shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of this Corporation, and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises. In lieu of such appointment the Chief Executive Officer or President may himself attend any meetings of the holders of stock or other securities of any such other corporation and there vote or exercise any or all power of this Corporation as the holder of such stock or other securities of such other corporation.

7.6 Indemnification. All Officers and Directors of the Corporation shall be indemnified to the fullest extent permitted by law as provided in the Articles of Incorporation.

7.7 Corporate Governance Procedures. To the extent not inconsistent with applicable federal banking statutes, the corporate governance procedures of the Commonwealth of Virginia will be followed.

7.8 Inspection. A copy of the Bylaws, and all amendments, shall at all times be kept in a convenient place at the main office of the Corporation, and may be inspected by all stockholders during normal business hours.

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